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                                                                    EXHIBIT 10.1

                               [CBT LETTERHEAD]

Mr. Jim Buckley
124 Bridgton Court
Los Altos, CA 94022

24 July 1996

Dear Jim,

Further to our meeting, I am delighted on behalf of the Board to offer you the position of President and Chief Operations Officer of CBT Systems. The basic elements of the offer will be as follows:

(1)  A base salary of $385,000;

(2) An on-target package of $535,000. There will be upside opportunity for over-achievement of objectives. The formula for the performance element we can work out during August. This package will be reviewed annually;

(3) 485,000 options at $39.25 per option. These options are four year vesting. The initial 25% will vest 12 months after you take up your position thereafter the options will vest monthly over a further 36 months;

(4) You will be offered a one year contract by CBT Systems. The detail of this contract will require further work;

(5) You will commence your role as President and Chief Operations Officer no later than Tuesday 3rd September 1996; and

(6)  One third of your pro-rated bonus will be guaranteed during 1996.

I am delighted to make this offer to you and I look forward to working with you to achieve even greater success for CBT Systems in the coming years.

Please indicate your acceptance by signing both copies and returning one to me.

Yours sincerely,

Bill McCabe
Chairman and Chief Executive Officer

I accept the position as President and Chief Operations Officer under the above terms and conditions.

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